TIER TECHNOLOGIES
Moderator: Ronald Rossetti

TIER TECHNOLOGIES

Tuesday, May 12, 2009
5:00 pm EST

Operator:	Good afternoon. At this time, I would like to welcome everyone to the Tier Technologies fiscal Second Quarter Earnings Conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you.

Ms. Bowman, you may begin your conference.

Liz Bowman:
Good afternoon.  My name is Liz Bowman, Director of SEC Reporting for Tier Technologies.  I would like to welcome everyone to the Tier Technologies’ earnings conference call for the quarter ended March 31, 2009.  Today’s call is scheduled for one hour.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

After the market closed yesterday, we issued a press release announcing Tier's financial results for the second quarter ended March 31, 2009.  In addition, we issued a copy of the prepared text of today’s call and accompanying presentation which includes charts that will be referenced during this call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or you may email Ron at rjohnston@tier.com.

With me on the call are Ron Rossetti, Chairman and Chief Executive Officer, and Ron Johnston, Chief Financial Officer.  Also in attendance is Nina Vellayan, Chief Operating Officer.

A taped replay of this call will be available on the Company's web site beginning Wednesday, May 13  at Noon, Eastern Time until Monday, MAY 26, 2009 at 11:59 PM Eastern Time.  Alternatively, you can hear a replay by dialing 800-642-1687 and entering the conference ID number 97948995.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to; failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects; increasing competition; timing; the Company's ability to realize revenues from its business development opportunities; changes in laws and government regulatory compliance requirements; ability to attract and retain qualified personnel; and other risk factors that are set forth in our SEC filings.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Now I would like to turn the call over to Ron Rossetti.

Ron Rossetti:
Thank you, Liz, and good afternoon.  Let me outline the agenda for the call today.  First, I will update you on our position with the Internal Revenue Service (IRS) contract and our performance in the current tax season, and then I will provide a strategic update on our growing success in the biller direct market with our Electronic Payments Solutions business.

Next, I have asked Ron Johnston to cover our financial results for the quarter, the state of our restructuring, and our share repurchase program.  Following Ron Johnston’s remarks, we will open the call to your questions.

As you probably know, on April 12th, we proudly announced that the Internal Revenue Service (IRS) has awarded our wholly-owned subsidiary, Official Payments Corporation, a new multi-year contract for providing electronic payment solutions.  This new contract is for a base period through the end of this calendar year and four one-year options running until December 31, 2013.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Since 1999, when Official Payments began processing federal tax payments for the IRS, the company has processed over $ 9.0 billion in federal taxes.  Official Payments was selected by the IRS to pilot federal electronic tax payments and is the only company that has provided these services continuously since 1999.  As we enter the new contract, we anticipate offering more payments options and services.

I am sure many of you want to know the performance results for this April IRS tax period.  While the April tax season did not fall in the quarter, I can provide some insight.  In short, it was a difficult season.

As we said on our last call, we expected total transactions to climb, but we were unable to predict what the payment volume would be due to this unprecedented economic environment.  Our expectation with respect to total transactions proved true.  Our April transactions increased 5% over last April while our average payment size declined 22% as compared with prior year.  The result was that total payment volume declined 18 percent, or a total decline of approximately $129 million in transaction dollar volume from last year, reducing our planned

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

revenue by approximately $3 million.  This decline was greater than our revised plan and we now expect our full year continuing operations revenue to be basically flat with fiscal year 2008.

To place the April performance in context, Official Payments increased its share of transactions from 50% to 55%.

As you recall I noted last quarter that beginning in Fiscal Year 2009 we are now reporting our results as Continuing and Discontinued Operations reflecting the fact that our restructuring is substantially completed and that Tier is now a single company focused exclusively on providing electronic payments services to the biller direct market.  As a result, operating expenses that were formally separated between EPS operations, wind-down, and corporate overhead have been combined and presented as selling and marketing, and general and administrative expenses within the Consolidated Statements of Operations.

On that call, we provided guidance that the target was for positive EBITDA in continuing operations if we grew in the mid-single digit range.  Higher Education and Utilities, which I will speak about a little later, continue to exceed our expectations.  We have continued to implement cost reductions and our ChoicePay acquisition is performing ahead of plan.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

In fact, our transaction volume is fully on plan and we reaffirm our transaction guidance which appears in Chart 3.

Despite these positive trends, we no longer anticipate that the company will grow in the mid-single digit percentage range and instead will be basically flat year-over-year.  In anticipation that revenues would be tested further we took additional cost reduction measures during the quarter.  These actions, coupled with the strength of our other segments, should produce break-even to positive EBITDA from continuing operations for the entire Fiscal Year assuming that there are no further revenue declines in other verticals.

During 2007, management and the Board undertook a comprehensive strategic planning process to determine the most effective means to maximize shareholder value.  At the conclusion of this strategic review, it was decided to divest all of the operating units except for our EPS businesses.  As noted earlier, we have completed our planned divestitures allowing the company to focus exclusively on providing electronic payment solutions to merchants who provide services directly to customers, which we refer to as the biller direct space.  During fiscal 2009, we have established five key priorities:

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

•	Complete the divestitures of non-strategic assets

•	Build a new management team,

•	Develop our marketing capabilities

•	Build share in the biller direct market by growing transactions, developing new verticals, and reducing our client concentration

•	Consolidate our platforms to reduce costs and accelerate and expand the development and rollout of new products and features.

We are actively managing each of these priorities.  A short overview of our strategic plan appears in Chart 4. The status of the major objectives follows:

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Divestitures: In November 2008, we completed the divestiture of our Financial Management Systems, or FMS, operations, which was part of our former Packaged Software Systems Integration, or PSSI, segment.  In February 2009, we sold our Unemployment Insurance, or UI, operations, which was part of our former PSSI segment.  These sales completed seven of seven announced planned divestitures since early 2008.  All planned divestitures are now completed.  A summary of the restructuring appears in Chart 5.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

•
Management:  Ron Johnston joined us in April, 2008 as CFO.  In July, 2008, Keith Kendrick assumed the role of SVP, Strategic Marketing.  Our new COO, Nina Vellayan began her assignment in October, 2008.  During last year, management reviewed our expense levels, undertook cost containment programs in light of the current economic environment, and streamlined our expenses accordingly.

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Marketing:  As a part of the strategic review, the firm has started an ongoing upgrade of its strategic information systems to allow us to establish direct relationships with end-users of the company’s services to grow transactions across verticals and deepen the strength of the primary brand, Official Payments.  We are launching programs to increase customer adoption and utilization through expanded cross-selling capabilities and enhanced My Account functionality.  On January 1st, we launched a new Official Payments website which provides persistent presence for our “My Account” customer registration service.  With the new website, our “My Account” registrations tripled compared with the prior year quarter.  New registrations totaled 155,296. In fact we added more new account registrations in the first ninety days of the new site than in the entire prior six months.  Importantly, this fresh presentation more than doubled opts-in, or

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

permission-based marketing communications and scheduling of future payments.  A screen shot of our new website appears in Chart 6.  We are investing in these online, direct relationships to encourage and cross sell our products and services through new e-mail and online marketing initiatives. As our new, consolidated platform becomes available; we will launch new e-commerce products and payment services for partners and direct biller clients including additional payment channels such as mobile, walk-up payment, and kiosks.

We launched a pilot of the Visa debit fixed fee program was launched during the quarter and we will review the results with Visa and the IRS latter this year.  As most of you know, the number one challenge to growth in the biller direct government category is the convenience fee.  We experienced less volume for this payment choice than we would have liked, but we did see new users at our site.  Like many innovations in this category, it can take several years to penetrate the market.  We are working with all of our payment partners to find new, innovative means to create greater value in the marketplace.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Consistent with our strategy we continue to expand the number of clients offering ACH as a payment method.  During the quarter we signed another 93 agreements bringing us to 149 for the fiscal year.

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Build share:  The Company has increased resources and marketing programs directed at our fastest growing verticals:  High Education and Utilities.  In January 2009 we completed the acquisition of ChoicePay, Inc., a leading ePayments solution provider.  We believe the acquisition of ChoicePay, Inc. will enhance our technology platform and provide us with a significant expansion of our utilities vertical.   During the quarter we added our 27th state to the Official Payments family:  Wyoming.  We will begin production for Wyoming in September.  At the local level, we were awarded an RFP for San Diego County.  When contract negotiations are completed, we will process a number of payment types including property tax.  In Higher Education we added 9 schools this quarter led by Holy Family University in Pennsylvania  where will begin handling tuition payments in July and 29 year to date. The acquisition of Choice Pay will provide an acceleration of our growth in the utilities category.  In fact, we have already signed an additional large utility since we closed our acquisition of ChoicePay now giving us 11 of the top 100 utilities.  In total, we signed 104 new accounts during the quarter.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

It is these types of consistent, ongoing wins that are driving our diversification and strength in categories beyond government tax collections.  Our success in taking our intellectual property to new categories is clearly detailed in Charts 7 and 8.  As you can see, we have built Higher Education and Utilities in to full scale verticals for your company.

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Platform Consolidation:  In the first fiscal quarter of 2009 we began an extensive analysis of our operating platforms and began a consolidation of our processing platforms and infrastructure to improve efficiency and reduce costs, while providing the capacity for future growth.  Based on our current plan, we expect to complete the consolidation of our current EPS technology platforms in early calendar year 2010.  To date, we have completed the consolidation of some of our EPS operations, facilities, departments and positions in San Ramon, California and Tulsa, Oklahoma with our operations in Auburn, Alabama.  We expect this operations consolidation to increase efficiencies, reduce costs, reduce overhead, and eliminate duplicative operations and functions.  Last month was our first tax season in which we operated our consolidated customer care unit from Auburn, AL.  I can report that we operated very smoothly and without disruption.  With the introduction of new technology and operating strategies, we processed more agent-handled transactions with fewer agents than in prior years.  The transfer from San Ramon to Auburn was an unqualified success.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

While we anticipate minimal revenue growth during fiscal 2009 as we believe the current macroeconomic climate will reduce the average payment size in key vertical categories, we do expect to see continued transaction growth in our EPS business.  To date, transactions are up 8.2% over the prior year with dollar volume up 3.3%.  Without the loss of our K-12 client in December 2007, our transaction growth year-over-year would be 18.5%.  When we add the ChoicePay data to the analysis, transactions are up 39.0%.

ChoicePay

As I mentioned earlier, our strategic acquisition of ChoicePay, which we closed January 27, 2009, is performing ahead of plan.

With their technology, billers can accept customer payments by electronic check, credit card or cash using state of the art Internet, Interactive Voice Response (IVR), call center, kiosk, and agent payment platforms.

With ChoicePay we gained more than 50 clients and the transaction was immediately accretive.  With our stronger balance sheet, we have closed 8 accounts that were in their pipeline. A summary of ChoicePay appears in Chart 9.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Finally, I am convinced more than ever in our core value proposition:  our front-end platform designed expressly for the biller direct category.  I am often asked to compare our performance to one of the major payment processors.  The question itself is misleading. In fact, we outsource the basic transaction processing to several of the major payment processors so that we and our clients can benefit from their scale efficiencies.  We bring deep domain expertise to the major billers by providing a sophisticated, highly tailored, turnkey payments platform and processing gateway.

Our payments platform utilizes multiple payment channels including the Internet, IVR, walk up payment centers or channels, and kiosks, and front-end applications including electronic bill presentment, installment plans, and white-labeling capability.  Our proprietary platform and our customer care services are designed to meet the specific demands of billers offering secure, multiple payment types and channel choices, and electronic receipts.  We are PCI and NACHA compliant and in addition undergo an annual comprehensive audit by the IRS.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Our clients choose us because we provide secure services that are extremely difficult and costly for them to provide themselves.  They view us as providing complex domain expertise that they do not have nor wish to develop on their own.  A pictorial of how we interface to the payments processing networks appears in Chart 10.

I look forward to talking more about our focused payments company and addressing your questions.

For now, I'll turn the call over to Ron Johnston to discuss the second quarter results; and then we'll open the call for Q&A.

Ron Johnston:	Thanks, Ron.

During this call I will address the status of our divestitures, the acquisition of ChoicePay and general operating results for the quarter ended March 31, 2009.

On February 13, we completed the sale of our Unemployment Insurance (UI) business.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

The completion of this transaction means that we have sold all of the 7 units we had placed in the held-for-sale classification during late Fiscal Year 2007.  We now have one pension contract that we will see to completion this summer and the wind-down of our VSA unit. As previously noted, the VSA unit is EBITDA positive.  You can see a summary of the restructuring on Chart 5.

With these transactions completed, we have met our previously announced plan to reduce our total headcount from 958 in September 30, 2006 to 203 by the end of our second quarter including the additional associates added due to the ChoicePay acquisition.

In January 2009 we closed the purchase of certain assets and assumed certain liabilities of a Tulsa, Oklahoma based company named ChoicePay.  At the time of acquisition, ChoicePay had seventy-seven employees and was generating annual revenues of approximately $10.0 million.  The acquisition price of $7.5 million was paid in cash at closing.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

For this quarter, our business continues to be divided into continuing and discontinued operations.  Included in our continuing operations are our core EPS business and businesses that are winding down.  Effective January 27, 2009 we have included the operating results of the ChoicePay acquisition in EPS and as such are in continuing operations.

Revenues from continuing operations for the quarter grew 10.2%, to $28.6 million as compared to $26.0 million in the same quarter last year.  We are pleased to report growth in our utilities, sales and use tax, and property tax categories.  Revenues from our income tax and K-12 education categories were below year ago levels.  The difficult economic conditions contributed to the Federal and State income tax decreases.

We expect that demand for our services will continue to increase as more and more state and local jurisdictions offer electronic payment processing to their constituents as a means to improve service levels and reduce back office processes and related costs in this economic downturn.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

During the quarter, we processed over $1.4 billion of payments, which represent a 23.3%, increase versus the same quarter last year. This total increase was driven by a 52.3% increase in transaction volume. The increase in transaction growth was due primarily to the acquisition of ChoicePay and our current verticals such as State Income Tax and Higher Education.

Our wind-down operations contributed $1.3 million in revenues and $0.6 million in EBITDA for the current quarter.

Gross margin for continuing operations, which we calculate by subtracting our direct costs from our revenues, was 27.4% for the quarter which is 2.6% higher than the same quarter last year.  Gross margin in our EPS business was 26.1%, up approximately 2.3% from the same period last year.  The addition of ChoicePay helped increase overall gross profit.

General and administrative expenses for continuing operations were $7.5 million for the quarter, up 9.3% compared to the same quarter last year. The increase in G&A was attributable primarily to higher legal fees and the ChoicePay impact.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Selling and marketing expenses in continuing operations were $1.9 million for the quarter, down 4.6%.  We are focusing our efforts on the EPS business and streamlining sales and marketing programs to control expense levels.

Net interest income was $0.2 million for the quarter; about $0.6 million, or approximately 69.3% less than the same quarter last year, which reflects a decrease in interest rates.

Turning to our discontinued operations, we completed the sale of our Unemployment Insurance (UI) unit in February; therefore, losses in discontinued operations are attributable to the UI unit through the sale and abandonment charges related to the FMS facilities.

Net loss from continuing operations was ($2.9) million or a loss of ($0.15) per fully diluted share. Net loss from discontinued operations net of income taxes was ($2.4) million in the quarter compared to $0.6million loss in the same quarter a year ago.

Our consolidated net loss per fully diluted share in the quarter was ($0.27) compared to a loss of ($0.18) per fully diluted share in the same quarter last year.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Total company headcount at March 31, 2009 was 203 personnel including employees acquired through ChoicePay.

Our financial condition and balance sheet remain strong with cash and marketable securities of $78.9 million at March 31, 2009.  That figure is comprised of cash and cash equivalents and investments in marketable securities of $71.1 million and restricted investments of $7.9 million. Restricted investments include $1.4 million pledged in connection with performance bonds primarily in our PSSI segment and $6.0 million pledged as the compensating balance for an ACH banking service relationship in our EPS segment.

Cash and marketable securities declined by $5.5 million from December 31, 2008 principally due to the ChoicePay acquisition and operating losses in the quarter.

In January 2009, we announced a stock repurchase program, which authorizes the repurchase of up to $15.0 million of our company stock in the open market.  We will fund this program using the proceeds from the liquidation of, or borrowing against Auction Rate Securities, or other corporate assets.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

During the quarter we purchased shares from time to time in the open market.  In March we established a formal 10b5-1 Plan and have been automatically purchasing shares under this formal plan since its inception.  As of March 31, 2009 the Company had repurchased 112,400 shares as a part of this program. Through April 30, 2009 total shares repurchased amounted to 212,400.

Lastly, I want to mention that our Form 10-Q has been filed with the Securities and Exchange Commission.  We encourage all of you to review the statements and footnotes in order to better understand our current operations.

Now I would like to turn the call back over to Ron.

Ron Rossetti:	Thanks Ron.

Before we open the call to questions, I want to highlight the following:

•	We are investing in and successfully growing our non-government verticals to diversify, and strengthen the long-term health of your company.

•	The integration of the ChoicePay acquisition, which provides us a modern technology platform and a strong new vertical in utilities, is underway and exceeding plan.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

•	Our $15.0 million share repurchase program is in the market and performing. The Board remains comfortable that the UBS Rights Offering and other corporate assets are viable and appropriate.

•
In light of the progress on the restructuring and the acquisition of ChoicePay, our job now is to focus on executing the strategic plan.  We have put a new management team in place that is confident and highly capable of executing on that plan.  Biographical summaries of each appear in Chart 13.

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Everyone on this call knows how serious the economic environment is.  Notwithstanding the environment, we are seeing increasing demand for electronic payment solutions.  And we believe that the initiatives that we are pursuing offer the best means for increasing long-tern shareholder value.

As always, I wish to thank our long-term investors for your continued support of your Company.

Liz Bowman:	At this time we’d like to open up to call to Q&A.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Liz Bowman:
Thank you, Ron.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying Charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.  Thank you.  This concludes our earnings release call for the second quarter of Fiscal Year 2009 for Tier Technologies.